                                                                   EXHIBIT - 2.2
                                                                  EXECUTION COPY


                               TRANSITION SERVICES

                                    AGREEMENT


                                 BY AND BETWEEN


                      AMERICAN COMMUNICATIONS NETWORK, INC.

                             A MICHIGAN CORPORATION


                                       AND


                         COMMONWEALTH ENERGY CORPORATION

                            A CALIFORNIA CORPORATION
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                                TABLE OF CONTENTS

Section 1.   Definitions:....................................................................................1
Section 2.   Services to be Provided:........................................................................3
Section 3.   Reserved........................................................................................8
Section 4.   Term and Termination............................................................................8
Section 5.   Billing and Payment of Costs of Services; Invoices for Services.................................8
Section 6.   Administration of Agreement.....................................................................9
Section 7.   Relationships Among the Parties.................................................................9
Section 8.   Other Agreements...............................................................................10
Section 9.   Indemnification; Release; Limit on Liability...................................................10
Section 10.  Headings.......................................................................................11
Section 11.  Schedules......................................................................................11
Section 12.  Required Insurance.............................................................................11
Section 13.  Force Majeure..................................................................................11
Section 14.  Notices........................................................................................11
Section 15.  Successors and Assigns.........................................................................13
Section 16.  Signatures Counterparts........................................................................13
Section 17.  Amendments.....................................................................................13
Section 18.  Governing Law..................................................................................13
Section 19.  Entire Agreement...............................................................................14
Section 20.  Negotiated Agreement...........................................................................14
Section 21.  Waiver.........................................................................................14
Section 22.  Severability...................................................................................14
Section 23.  Interpretation.................................................................................14
Section 24.  No Third Party Beneficiaries...................................................................14
Section 25.  Specific Performance and Other Equitable Rights................................................14
Section 26.  Press Release..................................................................................15
Section 27.  Further Assurance..............................................................................15


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
                          TRANSITION SERVICES AGREEMENT

         THIS TRANSITION SERVICES AGREEMENT (this "Agreement"), dated as of February 9, 2005, is by and between American Communications Network, Inc., a Michigan corporation ("ACN") and COMMONWEALTH ENERGY CORPORATION, a California corporation ("Buyer").

                                    Recitals

         WHEREAS, ACN and Buyer have entered into an Asset Purchase Agreement, dated as of February 9, 2005 (the "Purchase Agreement"), under which ACN has agreed to sell the assets of ACN Energy, Inc, ACN Power, Inc. and ACN Utility Services, Inc. (the "Energy Companies") identified in the Purchase Agreement ("Energy Assets" or "Assets") and Buyer has agreed to purchase from ACN the Energy Assets identified in the Purchase Agreement; and

         WHEREAS, the parties are entering into this Agreement to provide for certain transition services following the Closing under the Purchase Agreement.

         NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1. Definitions:

         Capitalized terms used, but not otherwise defined, herein shall have the meanings given to them in the Purchase Agreement or as follows:

         "AAA" is defined in Section 18.

         "ACN Indemnified Party" is defined in Section 9(a).

         "ACN Representatives" means, collectively, the officers, employees, counsel, accountants, financial advisors, consultants and authorized representatives of ACN or its Affiliates.

         "ACN Service Providers" shall mean any Affiliate of ACN that on or prior to the Closing Date was providing or had provided to the Energy Companies any services that fall within the definition of Transition Services set out in
Section 2(a) below, whether pursuant to a written or oral arrangement or otherwise.

         "ACN System" means the systems and equipment owned or leased by the Energy Companies and used by the Energy Companies from December 1, 2004 through the Closing Date in the conduct of the Business.

         "Business" means the business of owning, managing and operating the Energy Assets.

         "Buyer Indemnified Party" is defined in Section 9(a).

         "Buyer-Related Transition Services" is defined in Section 2(c).

         "Buyer Representatives" means, collectively, the officers, employees, counsel, accountants, financial advisors, consultants and authorized representatives of the Buyer.

         "Call Center Services" means those customer care services provided by ACN for the Energy Companies during the period December 1, 2004 through the Closing Date.

         "Contract Administration Officers" is defined in Section 6.

         "FERC" means the Federal Energy Regulatory Commission and any Governmental Authority that succeeds to the jurisdiction now or hereafter vested in the FERC by applicable Laws.

         "Force Majeure Event" means an act of God; fire, flood, earthquake, storm, lightning or similar disaster; an act of Governmental Authority, or necessity for compliance with any court order, law, statute, ordinance or regulation promulgated by a Governmental Authority having jurisdiction with respect to the applicable subject matter; a strike, lockout or other industrial disturbance; an act of the public enemy, sabotage, war, act of terrorism, insurrection or blockade; riot or other civil disturbance; epidemic; explosions; or any other similar event that, in each such case, prevents, in whole or in part, the performance of a party's obligations under this Agreement, is not reasonably within the control of the affected party and which by the exercise of commercially reasonable efforts the affected party is unable to overcome or prevent, provided however that no party will be required to settle any labor dispute.

         "Governmental Approval" means any consent, authorization, certificate, permit, grant or approval of any Governmental Authority that is necessary for the operation of the Assets in accordance with applicable Laws.

         "Governmental Authority" means any court or tribunal in any jurisdiction or any federal, state, tribal, municipal or local government or other governmental body, agency, authority, department, commission, board, bureau, instrumentality, arbitrator or arbitral body or any quasi-governmental or private body lawfully exercising any regulatory or taxing authority, and shall include, without limitation, the FERC and state public utility commissions (however such commissions are named).

         "Interest Rate" shall mean the prime rate of interest as published in the Wall Street Journal on the date of overpayment..

         "IT Assets" means those applications, hardware and related systems identified as the "Impacted Systems/Business Areas" to be set forth in the Migration Plan.

         "IT Services" means the information technology and data processing services of the same nature and quality, using the same or comparable levels of support, computer hardware, software and programs, as are being used and as are being provided to the Energy Companies in connection with the Assets by ACN or any ACN Service Provider from and after December 1, 2004 through the Closing Date.

         "Laws" means any applicable statute, common law, rule, regulation, judgment, order, ordinance, writ, injunction or decree issued or promulgated by any Governmental Authority.


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         "Loss" is defined in Section 9(a).

         "Migration Plan" means that detailed plan for migration of IT Assets to the Buyer to be developed by the parties pursuant to Section 2(a)(iii).

         "Reimbursable Costs" means, with respect to Call Center Services provided by ACN and the ACN Service Providers, $[CONFIDENTIAL TREATMENT REQUESTED] per full time equivalent employee performing Call Center Services per month and the out of pocket cost of providing the T-1 phone line and 800 numbers, and with respect to the Buyer-Related Transition Services provided by the Buyer, $0.00.

         "Service Period" means the term beginning immediately following the Closing on the Closing Date and ending at 12:00 midnight prevailing Eastern Time on July 31, 2005, subject to early termination, in whole or in part, in accordance with Section 4, provided that with respect to the Call Center Services, the Service Period shall be for the lesser of one year from the Closing Date or sixty days following notice from Buyer to Seller of Buyer's intent to terminate Call Center Services hereunder.

         "Service Provider" means, with respect to the Transition Services or the IT Services, each of ACN and the ACN Service Providers, and, with respect to the Buyer-Related Transition Services, the Buyer.

         "Services" means, when used in this Agreement, the Transition Services provided by ACN and the ACN Service Providers hereunder or the Buyer-Related Transition Services provided by the Buyer hereunder, as the case may be.

         "Transition Services" is defined in Section 2(a)(i).

SECTION 2. Services to be Provided:

         (a) Transition Services.

            (i) Definition. ACN hereby agrees to provide or to cause the ACN Service Providers to provide to the Buyer the services (x) that ACN or any ACN Service Provider has provided to the Energy Companies during the period from December 1, 2004 through the Closing Date or are otherwise necessary for the conduct of the Business in the ordinary course and were being provided by ACN or any ACN Provider during such period and, in each case, have not been previously performed by the Transferred Employees of the Energy Companies and (y) consistent with ACN practices, such other services, including prosecution of the Migration Plan and employee training, as are reasonably required to enable ACN and the Buyer to separate or Buyer to operate the Assets (the "Transition Services"). Notwithstanding anything in this Agreement to the contrary, Transition Services shall not include providing legal or auditing services (without limiting Buyer's and the Energy Companies' rights to access legal or auditing records and to request assistance in transferring ongoing matters to new counsel) or procurement or maintenance of insurance or surety bonds.


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
            (ii) Scope of Transition Services. During the Service Period, ACN and the Buyer agree to consult with each other at regular intervals and at such times as may be reasonably requested by the other party with respect to the performance by ACN and the ACN Service Providers of the Transition Services, the continued desirability of ACN and the ACN Service Providers providing specific Transition Services, the timing of the early termination of, or desirability for an extension of the Service Period with respect to any specific Transition Services, the occurrence of any events or circumstances negatively affecting ACN and the ACN Service Providers' continued ability to provide any specific Transition Service and other matters specifically relating to, or impacting, the provision of the Transition Services.

            (iii) Migration Plan. ACN shall, and shall cause the ACN Service Providers to, and Buyer shall, and shall cause the Buyer to, perform their respective obligations set forth in the Migration Plan. The parties shall cooperate with each other to develop a mutually acceptable Migration Plan by February 28, 2005.

         (b) ACN's Covenants.

            (i) ACN's Ability to Provide Transition Services. ACN shall maintain, and shall use its commercially reasonable efforts to cause the ACN Service Providers to maintain, sufficient personnel and facilities to provide the Transition Services at all times in accordance with this Agreement.

            (ii) Standards for the Provision of Transition Services. The Transition Services will be performed in a commercially reasonable manner and with at least the same standard of care and timeliness that the Transition Services were provided to the Energy Companies during the period between December 1, 2004 and the Closing Date. EXCEPT AS SET FORTH IN THIS SECTION 2(b)(ii), ACN AND THE ACN SERVICE PROVIDERS MAKE NO REPRESENTATION, WARRANTY OR GUARANTY, EXPRESS OR IMPLIED, OF ANY KIND CONCERNING THE TRANSITION SERVICES AND ANY RESULTS OR WORK PRODUCT AND SPECIFICALLY MAKE NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND NONE SHALL BE IMPLIED. ALL OTHER REPRESENTATIONS, WARRANTIES OR GUARANTEES, WRITTEN OR ORAL, EXPRESS OR IMPLIED IN FACT OR IN LAW, AND WHETHER OR NOT BASED ON STATUTE ARE EXCLUDED.

            (iii) Other.

            A. General. Systems, personnel, infrastructure and applications used by ACN or any ACN Service Provider to perform the Transition Services, including the IT Services and Call Center Services, shall be managed by ACN or any ACN Service Provider using substantially the same management practices as are currently in use by ACN or any ACN Service Provider. ACN shall use commercially reasonable efforts to ensure that any code written by ACN or any ACN Service Provider to be provided pursuant to this Agreement does not contain any disabling devices, or time bombs.

            B. Technology Changes. Changes that add or revise services, functions or features affecting the Transition Services or the Business (a "Technology Change") shall be made only if such Technology Change will have no adverse affect on the Business or the cost of Transition Services. ACN and Buyer agree to the following general procedures and practices for managing and controlling Technology Changes: (I) before using new software or equipment in a production environment in order to provide the Transition Services, ACN shall use commercially reasonably efforts to verify that the item had been properly installed and tested, and is operating in accordance with its specifications, and (II) ACN shall use commercially reasonable efforts to document movement of programs from development and test environments to production environments. Notwithstanding the foregoing to the contrary, ACN shall have the right to move the Energy Companies' data and processing, if necessary, within functionally equivalent equipment owned by ACN or an ACN Service Provider so long as such movement does not adversely impact the Business or the performance of the Transition Services. Such movements shall not constitute Technology Changes. All Technology Changes which relate to the Assets shall be assigned to Buyer.

            C. Consents. ACN in cooperation with the Buyer shall use commercially reasonable efforts to obtain appropriate vendor consents for ACN and ACN Service Providers to use any software needed by Buyer to conduct the Business, provided; that, until the earlier to occur of (i) the consent of Excelergy is obtained or (ii) expiration of the Excelergy licenses, ACN shall provide Buyer with the use or benefit of such software in a mutually agreeable manner and at no cost.

            D. Security Measures. ACN shall continue existing security measures under the circumstances which restrict access to the Energy Companies' information, data and software used in the performance of the Transition Services to ACN and the ACN Service Providers' employees performing such services and any other individuals authorized by the Buyer in writing.

            E. Access. The Energy Companies shall provide access to its computer equipment, hardware, software and employees as reasonably necessary for ACN and the ACN Service Providers to provide the Transition Services.

            F. Assets Acquired in Connection with the IT Services and Call Center Services. Any assets that are acquired in connection with the provision of the IT Services, Call Center Services or other services described in the Migration Plan for the benefit of the Buyer (including any purchased hardware or software and any licenses to use software or other intellectual property) shall, to the extent the purchase price or acquisition costs thereof are included in the Migration Plan Costs or the assets are otherwise included in the Acquired Assets under the Purchase Agreement, be the property of the Buyer. ACN agrees that it shall, at the request of the Buyer, and at the sole cost of the Buyer, cooperate with the Buyer to ensure that the Buyer has good and valid title or a valid license to such assets.


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
            G. Termination of IT Services. The Buyer may elect to terminate any of the IT Services in accordance with Section 4(b), if the Buyer will not require any of the functions within that IT Service and any Call Center Services on at least 60 days' prior notice.

   (c) Buyer-Related Transition Services.

      (i) Definition. Buyer hereby agrees to provide or cause to be provided to ACN and its Affiliates during the Service Period services requested by ACN or any of its Affiliates (A) that were provided to ACN or its Affiliates by the Energy Companies during the period from December 1, 2004 through the Closing Date, including, without limitation, services relating to financial and accounting services relating to ACN or its Affiliates' financial reporting obligations with respect to the Energy Companies and (B) Buyer is able to provide such services with employees hired by Buyer from ACN and the Acquired Assets (the "Buyer-Related Transition Services"). Notwithstanding anything in this Agreement to the contrary, Buyer-Related Transition Services shall not include providing legal or auditing services (without limiting ACN's and its Affiliates' rights to access legal records) or procurement or maintenance of insurance or surety bonds.

      (ii) Scope of Buyer-Related Transition Services. During the Service Period, ACN and the Buyer agree to consult with each other at regular intervals and at such times as may be reasonably requested by the other party with respect to the performance by the Energy Companies of the Buyer-Related Transition Services, the Energy Companies providing specific Buyer-Related Transition Services, the timing of the early termination of, or desirability for an extension of the Service Period with respect to any specific Buyer-Related Transition Services, the occurrence of any events or circumstances negatively affecting the Energy Companies' continued ability to provide any specific Buyer-Related Transition Service and other matters specifically relating to, or impacting, the provision of the Buyer-Related Transition Services.

   (d) Buyer Covenants.

      (i) Buyer's Ability to Provide Buyer-Related Transition Services. Buyer shall use commercially reasonable efforts to maintain sufficient personnel and facilities to provide the Buyer-Related Transition Services at all times in accordance with this Agreement.

      (ii) Standards for the Provision of Buyer-Related Transition Services. The Buyer-Related Transition Services will be performed in substantially the same manner and with at least the same standard of care and timeliness that the Buyer-Related Transition Services were provided by the Energy Companies to ACN and its Affiliates during the period between December 1, 2004 and the Closing Date. EXCEPT AS SET FORTH IN THIS SECTION 2(d)(ii), BUYER MAKES NO REPRESENTATION, WARRANTY OR GUARANTY, EXPRESS OR IMPLIED, OF ANY KIND CONCERNING THE BUYER-RELATED TRANSITION SERVICES AND ANY RESULTS OR WORK PRODUCT AND SPECIFICALLY MAKE NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND

   NONE SHALL BE IMPLIED. ALL OTHER REPRESENTATIONS, WARRANTIES OR GUARANTEES, WRITTEN OR ORAL, EXPRESS OR IMPLIED IN FACT OR IN LAW, AND WHETHER OR NOT BASED ON STATUTE ARE EXCLUDED.

   (e) Certain Covenants. The parties agree to the following additional covenants:

      (i) Access and Record Retention.

      A. To the extent allowed by applicable Law, Buyer and its duly authorized representatives may inspect, review, copy and utilize at reasonable times and during regular business hours, ACN's and the ACN Service Providers' files, books, records, accounts, servicing practices, policies and procedures and quality control policies and procedures relating to the Energy Companies and to the Transition Services. ACN will, and will cause the ACN Service Providers to, maintain complete and accurate records relating to the Transition Services in accordance with ACN and the ACN Service Providers standard practices and for so long as required for tax and other regulatory purposes.

      B. To the extent allowed by applicable Law, ACN and its duly authorized representatives may inspect, review, copy and utilize at reasonable times and during regular business hours, the Buyer's and the Energy Companies' files, books, records, accounts, servicing practices, policies and procedures and quality control policies and procedures relating to the Buyer-Related Transition Services. Buyer will maintain complete and accurate records relating to the Buyer-Related Transition Services in accordance with Buyer's standard practices and for so long as required for tax and other regulatory purposes.

      C. Records Retention. Each party shall retain all records relating to this Agreement for so long as required by any governmental authority or regulatory authority having jurisdiction.

      (ii) No Breach. Notwithstanding anything to the contrary herein, no Service Provider shall be deemed to be in breach of its obligations hereunder by reason of any of the following: (a) the failure of a party to grant its consent to any matter requiring such consent prior to such Service Provider's performance of its obligations with respect to such matter; (b) the failure of a party to provide funds which are necessary for a Service Provider to perform its obligations with respect to such matter; (c) the failure of a party to enter into a contract or agreement with a third party which is necessary for such Service Provider to perform its obligations with respect to such matter; or (d) any acts of a Service Provider based in reliance upon a direction of, in the case of ACN or a ACN Service Provider, a Buyer Representative, and, in the case of Buyer, an ACN Representative.


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
SECTION 3. Reserved

SECTION 4. Term and Termination.

         (a) Term. The term of this Agreement shall begin on the Closing Date and continue through the Service Period.

         (b) Option to Terminate Transition Services. Unless otherwise provided for hereunder, a party receiving Services hereunder may elect, by giving written notice to the Service Provider for such Services thirty (30) days in advance, to terminate the provision by such Service Provider of all or any item or category of such Services, or to have all or any item or category of such Services performed by its own employees or any other third party retained by such party prior to the expiration of the Service Period.

         (c) Right to Suspend Performance or to Terminate the Agreement. A Service Provider shall have the right to suspend the performance of its obligations under this Agreement in the event of the receiving parties' failure to make payments due, owing and not disputed in good faith pursuant to Section 5 hereof to such Service Provider as required under this Agreement, and such failure has not been cured within ten (10) days after written notice of such failure to such receiving party. If the receiving party cures such payment default, the Service Provider shall not be entitled to suspend performance hereunder. The Service Provider shall have the right to terminate this Agreement in the event such failure to make payment has not been cured within thirty (30) days after written notice of such failure to the receiving party and the party failing to make payment is not disputing the payment in good faith.

         (d) Effect of Termination. Upon termination of this Agreement, each Service Provider shall transfer to the party receiving Services hereunder all materials and supplies procured in connection with the provision of such Services, the cost of which has been included in Reimbursable Costs already paid by the receiving party for such Services.

SECTION 5. Billing and Payment of Costs of Services; Invoices for Services.

         (a) Payment. Subject to the following sentence, on or before the fifteenth (15th) day of each month, ACN shall provide to Buyer one or more written invoices setting out the total amount due for Reimbursable Costs provided by ACN for the prior month, showing for each category the Reimbursable Costs for the period covered by such invoice, together with such supporting documentation for all such costs as shall be reasonably requested by Buyer. Items properly invoiced and not disputed in good faith by the owing party are due and payable within fifteen (15) days following the date of such invoice. No costs or fees shall be charged for Transition Services by either party except as provided in the definition of Reimbursable Costs, provided that if ACN reasonably anticipates significant software programming costs as part of the Migration Plan, the parties shall agree on reasonable compensation for ACN before ACN will be obligated to perform such significant software programming pursuant to the Migration Plan.

         (b) Audit Rights. The owing party on any invoice shall have the right, at any time within six (6) months after the date of any such invoice to audit those books and records of the invoicing party with respect to the Services reflected on such invoice, which books and records


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relate to the Services covered by such invoice, to verify the Reimbursable Costs reflected on such invoice. Any such audit shall be conducted during normal business hours by the auditing party or its designated auditor after ten (10) days prior written notice to the invoicing party, at such auditing party's sole cost and expense, in the offices of the invoicing party or such other location as may be mutually agreed. The invoicing party shall cooperate with and provide reasonable assistance to the auditing party and/or its auditor in connection with the performance of any such audit. The auditing party shall assert any claim for refund of costs of Services under the audited invoice within sixty
(60) days after the completion of the audit. The invoicing party shall have ninety (90) days from receipt of the auditing party's claim for refund to respond. If the invoicing party does not dispute the auditing party's refund claim, the invoicing party shall offset the overpayment against future invoices; or, if there are no additional invoices to be paid, the invoicing party shall pay such refund within such 90-day period; such offset or refund shall be credited or paid together with interest at the Interest Rate from the date of the auditing party's overpayment to the invoicing party until the date of such offset or refund of such overpayment is credited or paid. If the invoicing party disputes the claim and refuses to pay any refund claim by the auditing party resulting from the exercise of the auditing party's audit rights, each of the parties shall be entitled to seek any remedy with respect to such matter available at law or in equity.

SECTION 6. Administration of Agreement.

         ACN and the Buyer shall each designate in writing person(s) to act as contract administration officers ("Contract Administration Officers"), who shall perform the following functions under this Agreement for their respective principals:

         (a) reporting to senior management of their respective principals with respect to matters relating to the administration of this Agreement, the provision of Services hereunder and any outstanding invoice disputes;

         (b) monitoring the costs of Services; and

         (c) serving as sole recipients of notices between the parties.

         (d) The initial Contract Administration Officers for each party shall be their respective Chief Financial Officers. Each party may replace its Contract Administration Officers from time to time upon written notice to the other party.

SECTION 7. Relationships Among the Parties.

         Each Service Provider shall be an independent contractor with respect to the Services it performs hereunder. Nothing in this Agreement shall cause the relationship between ACN and the ACN Service Providers on the one hand, and Buyer on the other hand, to be deemed to constitute an agency, partnership or joint venture. The terms of this Agreement are not intended to constitute a joint employer for any purpose between any of the parties and their affiliates. No Service Provider shall have or hold itself out as having, any authority to enter into any contract or create any obligation or liability on behalf of, in the name of, or binding upon the party receiving Services from such Service Provider under this Agreement or such party's Affiliates except as provided in this Agreement.


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
SECTION 8. Other Agreements

         (a) ACN Regulatory Covenant. During the Service Period, ACN will cooperate, and will use its commercially reasonable efforts to cause the ACN Service Providers to cooperate, with the Buyer and any Governmental Authority that regulates the Buyer, solely at Buyer's cost and expense, to satisfy any regulatory requirements applicable to entities that provide services to Buyer or the Governmental Authority.

         (b) Buyer's Regulatory Covenant. During the Service Period, Buyer will cooperate with ACN and the ACN Service Providers and any Governmental Authority that regulates ACN and the ACN Service Providers, solely at ACN and the ACN Service Providers cost and expense, to satisfy any regulatory requirements applicable to entities that provide services to ACN or the Governmental Authority.

SECTION 9. Indemnification; Release; Limit on Liability.

         (a) Transition Services.

            (i) Indemnification by ACN. ACN shall indemnify and hold harmless the Buyer, and each of its officers, directors, employees, agents, and affiliates (and the officers, directors, employees and agents of such affiliates) (each, a "Buyer Indemnified Party") if any such Buyer Indemnified Party shall at any time or from time to time suffer any damage, judgment, fine, penalty, demand, settlement, liability, loss, cost, expense (including reasonable attorneys', consultants' and experts' fees), claim or cause of action (each, a "Loss") arising out of, relating to or resulting from ACN's or ACN Service Providers' performance of Transition Services under this Agreement, to the extent such Loss results from the gross negligence or willful misconduct of ACN or a ACN Service Provider in performing the Transition Services.

            (ii) Indemnification by Buyer. Buyer shall indemnify and hold harmless ACN and ACN Service Providers, and each of their officers, directors, employees, agents, and affiliates (and the officers, directors, employees and agents of such affiliates) (each, an "ACN Indemnified Party") if any such ACN Indemnified Party shall at any time or from time to time suffer any Loss arising out of, relating to or resulting from Buyers' performance of Transition Services under this Agreement, to the extent any such losses result from the gross negligence or willful misconduct of Buyer in performing the Transition Services.

         (b) Survival. The provisions of this Article 9 shall survive the termination of this Agreement for a period of two (2) years.

         (c) Limit of Liability. Neither ACN nor the ACN Service Providers for their part nor Buyer nor the Buyer Service Parties for their part shall be liable to the other, and each hereby releases the other and their Affiliates, and each officer, director, employee and agent of the other and/or any of its Affiliates from, any Loss arising from any act, omission, or other fault of the other in connection with the Transition Services, except to the extent any such Loss results from gross negligence or willful misconduct. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, THE AGGREGATE LIABILITY OF A PARTY TO


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THE OTHER UNDER THIS AGREEMENT SHALL NOT EXCEED THE AGGREGATE AMOUNT OF PAYMENTS
RECEIVED HEREUNDER BY THE PARTY NOT EXPERIENCING THE LOSS. IN NO EVENT SHALL ANY PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, INCIDENTAL CONSEQUENTIAL OR PUNITIVE LOSS, DAMAGES OR EXPENSES (INCLUDING LOST PROFITS OR SAVINGS) ("CONSEQUENTIAL DAMAGES") ARISING FROM THIS AGREEMENT OR THE
PERFORMANCE OR NON-PERFORMANCE OF SERVICES HEREUNDER.

SECTION 10. Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

SECTION 11. Schedules. All references herein to Articles, Sections, subsections, paragraphs, subparagraphs, clauses and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

SECTION 12. Required Insurance.

         (a) Until expiration of the Service Period, ACN or each ACN Service Provider, and Buyer shall maintain a level of insurance coverage substantially similar to that held by each prior to Closing with financially sound and reputable insurance companies.

         (b) Upon request of one party under this Agreement, certificates of insurance evidencing the above-required insurance shall be provided to the other party under this Agreement.

SECTION 13. Force Majeure. If by reason of a Force Majeure Event either party is rendered unable, in whole or in part, to perform its obligations under this Agreement, other than the obligation to make payments of money then due, such party shall be excused from such performance to the extent it is prevented by, and during the continuance of, such Force Majeure Event. The party whose performance is affected by an Force Majeure Event shall (i) give the other party notice of the occurrence of such Force Majeure Event as soon as practicable and
(ii) use all commercially reasonable efforts to remedy the cause(s) and effect(s) of such Force Majeure Event with all reasonable dispatch; provided, however, that the affected party shall not be obligated to undertake unreasonable costs or burdens in order to overcome the effects of the Force Majeure Event and reinstate full performance of its obligations under this Agreement.

SECTION 14. Notices.

         (a) Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed) or sent by first class notice certified mail or overnight courier (providing proof of delivery), to the parties at the following address:

         If to ACN:

                 American Communications Network, Inc.
                 32991 Hamilton Court
                 Farmington Hills, Michigan 48334

                 Facsimile:       (284) 489-8901
                 Attention:  Chief Financial Officer

                 with a copy to:

                 Jaffe, Raitt, Heuer & Weiss, P.C.
                 27777 Franklin Road, Suite 250
                 Southfield, Michigan 48034
                 Facsimile:  (248) 351-3082
                 Attention:  Ralph Margulis

         If to the Buyer:

                 Commonwealth Energy Corporation
                 600 Anton Blvd, Ste 2000
                 Costa Mesa, CA 92626
                 Attention:  Peter Weigand
                 Facsimile:  (714) 259-2575

                 with a copy to:

                 Stroock & Stroock & Lavan LLP
                 180 Maiden Lane
                 New York, New York 10038
                 Attention: Michael Shenberg, Esq.
                 Facsimile:  (212) 806-6006

         (b) Any party may, by notice given in accordance with this Section 14 to the other parties, designate another address or person for receipt of notices hereunder, provided that notice of such a change shall be effective upon receipt.

SECTION 15. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of ACN and Buyer and their respective successors, permitted assigns and legal representatives. No party may assign this Agreement or any right or obligation hereunder (whether by acquisition, merger, operation of law, other transaction constituting a change of control or otherwise) without the prior written consent of the other party, which consent shall not be unreasonably withheld, however; any assignment without such consent shall be void.

SECTION 16. Signatures Counterparts. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission shall be the same as delivery of an original. At the request of Buyer or ACN, the parties will confirm facsimile transmission by signing a duplicate original document. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

SECTION 17. Amendments. This Agreement may be amended, modified or supplemented only by a written instrument executed by ACN and Buyer.

SECTION 18. Governing Law.

         (a) This Agreement will be governed by the laws of the state of New York without regard to conflict of law principles

         (b) Any claim, controversy or dispute between the parties shall be resolved by binding arbitration of the issue in accordance with the following procedures:

            (i) Either party may request arbitration by giving the other involved party written notice, which notice shall describe, in reasonable detail, the nature of the dispute, controversy or claim. The arbitration shall be governed by the rules of the American Arbitration Association ("AAA") and held in Houston, Texas or other mutually agreed upon location.

            (ii) If both parties agree an arbitrator within 30 days after a request for arbitration is made hereunder, that arbitrator shall be selected to hear the dispute in accordance with AAA rules. If the parties are not able to agree upon an arbitrator within such 30 day period, then that party who requested arbitration may request that the AAA select an arbitrator who has business experience in the energy industry similar to the Business and the selected arbitrator shall hear the dispute in accordance with AAA rules.

            (iii) Each of the parties shall bear its own fees, costs and expenses of the arbitration and its own legal expenses, attorneys' fees and costs of all experts and witnesses; provided, however, that if the claim of either party is upheld by the arbitrator in all material respects, the arbitrator may apportion between the parties as the arbitrator may deem equitable the costs incurred by the prevailing party. The fees and expenses of the arbitration procedures, including the fees of the arbitrator, will be shared equally by the parties.

            (iv) Any award rendered pursuant to an arbitration proceeding shall be final, conclusive, non-appealable and binding upon the parties, and any judgment thereon may be entered and enforced in any court of competent jurisdiction.

SECTION 19. Entire Agreement. This Agreement and the Purchase Agreement and all Schedules attached thereto constitute the entire agreement between the parties hereto relating to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no general or specific warranties, representations or other agreements by or among the parties in connection with the entering into of this Agreement or the subject matter hereof except as specifically set forth or contemplated herein or therein.

SECTION 20. Negotiated Agreement. This Agreement has been negotiated by the parties and the fact that the initial and final draft will have been prepared by either party will not give rise to any presumption for or against any party to this Agreement or be used in any respect or forum in the construction or interpretation of this Agreement or any of its provisions.

SECTION 21. Waiver. No consent or waiver, express or implied, by any party to or of any breach or default by any other party in the performance by such other party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of obligations hereunder by such other party hereunder. Failure on the part of any party to complain of any act or failure to act of any other party or to declare any other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such first party of any of its rights hereunder.

SECTION 22. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, each of ACN and Buyer directs that such court interpret and apply the remainder of this Agreement in the manner that it determines most closely effectuates their intent in entering into this Agreement, and in doing so particularly take into account the relative importance of the term, provision, covenant or restriction being held invalid, void or unenforceable.

SECTION 23. Interpretation. Whenever the words "include," "includes," or "including," are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

SECTION 24. No Third Party Beneficiaries. Except for Buyer and ACN Service Providers, which are intended third party beneficiaries, and except as set forth in Sections 9 and 15, nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

SECTION 25. Specific Performance and Other Equitable Rights.

         (a) ACN recognizes and acknowledges that Buyer would not have entered into the Purchase Agreement unless ACN had agreed to execute this Agreement and perform the Transition Services in accordance herewith, and that a breach by ACN of any covenants or other commitments contained in this Agreement will cause Buyer to sustain injury for which it would not have an adequate remedy at law for money damages. Therefore ACN agrees that in the event of any such breach, the Buyer shall be entitled to the remedy of specific performance of such covenants or commitments and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which Buyer may be entitled, at law or in equity.

         (b) Buyer recognizes and acknowledges that ACN would not have entered into the Purchase Agreement unless Buyer had agreed to execute this Agreement and perform the Transition Services in accordance herewith, and that a breach by Buyer of any covenants or other commitments contained in this Agreement will cause ACN to sustain injury for which it would not have an adequate remedy at law for money damages. Therefore Buyer agrees that in the event of any such breach, ACN shall be entitled to the remedy of specific performance of such covenants or commitments and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which ACN may be entitled, at law or in equity.

SECTION 26. Press Release. Except as required by Laws or applicable stock exchange rules, neither party shall issue any press releases or any other public disclosure relating to or arising out of the performance of this Agreement without the prior written consent and approval of the content of such statement by the other party. The disclosing party shall notify the other party of any such requirement of Law to disclose and shall promptly provide a copy of the relevant disclosure to the other.

SECTION 27. Further Assurance. Each of the parties agrees at any time and from time to time during the Service Period, upon the request of the other party, to do, or to cause to be done, all such further acts and assurances as may be required to carry out the terms and conditions of this Agreement.

                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

                                       AMERICAN COMMUNICATIONS NETWORK, INC.
                                       a Michigan Corporation



                                       By:      /S/ JAMES F. MULCAHY
                                                ----------------------------
                                       Name:    Name:  James F. Mulcahy
                                                ----------------------------
                                       Title:   Title:   Secretary/Treasurer
                                                ----------------------------



                                       COMMONWEALTH ENERGY CORPORATION
                                       a California Corporation



                                       By:      /S/ PETER WEIGAND
                                                ----------------------------
                                       Name:    Name:  Peter Weigand
                                                ----------------------------
                                       Title:   Title:  President
                                                ----------------------------



                [Signature page to Transition Services Agreement]